Exhibit 99.2

Compass Diversified Holdings
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
(Unaudited)

The following pro forma condensed combined financial statements give effect to the acquisition of Foam Fabricators, Inc. ("Foam Fabricators") with a total purchase price of approximately $247.5 million, as further described on the Form 8-K that we filed on February 16, 2018.

The following pro forma condensed combined statements of operations for the year ended December 31, 2017 give effect to the acquisition of Foam Fabricators as if the acquisition had occurred on January 1, 2017. The proforma condensed combined balance sheet as of December 31, 2017 gives effect to the acquisition of Foam Fabricators as if the acquisition was completed on December 31, 2017.

The "as reported" financial information of Foam Fabricators is derived from the historical financial statements of Foam Fabricators for comparable periods which are included elsewhere in this 8-K. The "as reported" financial information for Compass Diversified Holdings (the "Company") is derived from the audited financial statements of the Company as of December 31, 2017 and for the year ended December 31, 2017 as filed on Form 10-K dated February 28, 2018.

Assumptions underlying the pro forma adjustments necessary to reasonably present this unaudited pro forma condensed combined financial information are described in the accompanying notes. The pro forma adjustments described in the accompanying notes have been made based on the available information and, in the opinion of management, are reasonable. The preliminary purchase price allocation has not been prepared and the excess of purchase price paid less assets acquired and liabilities assumed has been allocated to goodwill for purposes of the pro forma condensed combined financial statements. The unaudited pro forma condensed combined statements of income reflect the adjustments to the historical consolidated results of operations that are expected to have a continuing effect. The unaudited pro forma condensed combined statement of income does not include certain items such as transaction costs related to the acquisitions. A full and detailed valuation of the assets and liabilities of Foam Fabricators is in process and information related to the purchase price allocation remains pending at this time. The purchase price allocation is expected to result in a step up in the fair value of the inventory and property, plant and equipment, as well as a portion of the purchase price allocated to intangible assets. The intangible assets are expected to comprise tradenames, customer relationships and technology assets with estimated useful lives ranging from five to twenty years. The final purchase price allocation is subject to the final determination of the fair value of assets acquired and liabilities assumed and, therefore, that allocation and the resulting effect on income from operations may differ materially from the unaudited pro forma amounts included herein.

The historical consolidated financial information has been adjusted to give effect to estimated pro forma events that are directly attributable to the acquisition, factually supportable and, with respect to the unaudited pro forma condensed combined statement of income, expected to have a continuing impact on the consolidated results of operations. The unaudited pro forma condensed combined financial information should not be considered indicative of actual results that would have been achieved had the acquisition occurred on the date indicated and do not purport to indicate results of operations for any future period.

You should read these unaudited pro forma condensed financial statements in conjunction with the accompanying notes, the financial statements of Foam Fabricators included in this Form 8-K and the consolidated financial statements for the Company, including the notes thereto as previously filed.

Compass Diversified Holdings
Condensed Combined Pro Forma Balance Sheet at December 31, 2017
(unaudited)

	Compass Diversified Holdings as Reported	Foam Fabricators as Reported	Pro Forma Adjustments		Pro Forma Combined Compass Diversified Holdings
Assets
Current assets:
Cash and cash equivalents	$39,885	$5,628	$—		$45,513
Accounts receivable, net	215,108	21,519	—		236,627
Inventories	246,928	11,863	—		258,791
Prepaid expenses and other current assets	24,897	2,326	—		27,223
Total current assets	526,818	41,336	—		568,154
Property, plant and equipment, net	173,081	7,800	—		180,881
Goodwill	531,689	—	205,610	(a)	737,299
Intangible assets, net	580,517	—	—		580,517
Other non-current assets	8,198	467	—		8,665
Total assets	$1,820,303	$49,603	$205,610		$2,075,516
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$84,538	$2,592	$—		$87,130
Accrued expenses	106,873	5,121	—		111,994
Due to related party	7,796	—	—		7,796
Current portion, long-term debt	5,685	—	—		5,685
Other current liabilities	7,301	—			7,301
Total current liabilities	212,193	7,713	—		219,906
Deferred income taxes	81,049	—	—		81,049
Long-term debt	584,347	—	247,500	(b)	831,847
Other non-current liabilities	16,715	—	—		16,715
Total liabilities	894,304	7,713	247,500		1,149,517

Stockholders’ equity
Trust preferred shares, no par value	96,417	—	—		96,417
Trust common shares, no par value	924,680	—	—		924,680
Accumulated other comprehensive income (loss)	(2,573)	1,617	(1,617)	(c)	(2,573)
Accumulated deficit	(145,316)	40,273	(40,273)	(d)	(145,316)
Total stockholders’ equity attributable to Holdings	873,208	41,890	(41,890)		873,208
Noncontrolling interest	52,791	—	—		52,791
Total stockholders’ equity	925,999	41,890	(41,890)		925,999
Total liabilities and stockholders’ equity	$1,820,303	$49,603	$205,610		$2,075,516

Compass Diversified Holdings
Condensed Combined Pro Forma Statement of Operations
for the year ended December 31, 2017
(unaudited)

(in thousands, except per share data)	Compass Diversified Holdings as Reported	Foam Fabricators as Reported	Pro Forma Adjustments		Pro Forma Combined Compass Diversified Holdings
Net sales	$1,269,729	$126,389	$—		$1,396,118
Cost of sales	822,020	86,715	—		908,735
Gross Profit	447,709	39,674	—		487,383

Operating expenses:					0
Selling, general and administrative expense	318,484	12,401	—		330,885
Management fees	32,693	—	4,950	(e)	37,643
Amortization expense	52,003	—	—		52,003
Impairment expense	17,325	—	—		17,325
Operating income	27,204	27,273	(4,950)		49,527

Other income (expense)
Interest expense, net	(27,623)	(55)	(9,350)	(f)	(37,028)
Amortization of debt issuance cost	(4,002)	—	—		(4,002)
Gain on equity method investment	(5,620)	—	—		(5,620)
Other income (expense), net	2,634	—	—		2,634
Income before income taxes	(7,407)	27,218	(14,300)		5,511
Provision for income taxes	(40,679)	1,172	—	(g)	(39,507)
Net income	33,272	26,046	(14,300)		45,018
Net income attributable to noncontrolling interest	5,621	—	—		5,621
					0
Net income (loss) attributable to Holdings	$27,651	$26,046	$(14,300)		$39,397

Basic and fully diluted loss per share attributable to Holdings	$(0.45)				$(0.25)

Weighted average number of shares	59,900				59,900

Compass Diversified Holdings
Notes to Pro Forma Condensed Combined Financial Statements
(Unaudited)

Pro forma information is intended to reflect the impact of the acquisition of Foam Fabricators on the Company’s historical financial position and results of operations through adjustments that are directly attributable to the transaction, that are factually supportable and, with respect to the pro forma statements of operations that are expected to have a continuing impact. This information in Note 1 provides a description of each of the pro forma adjustments from each line item in the pro forma condensed combined financial statements together with information explaining how the adjustments were derived or calculated.

Note 1. Pro Forma Adjustments

Balance Sheet

The following adjustments correspond to those included in the unaudited condensed combined pro forma balance sheet as of December 31, 2017:

(a)    The following reflects the adjustments necessary to allocate the excess of the purchase price to goodwill.

Foam Fabricators
Goodwill	205,610

(b)    The following reflects the drawdown on the 2014 Revolving Credit Facility to reflect the financing of the acquisition.

Foam Fabricators
Revolving credit facility	$247,500

(c) Represents the elimination of accumulated other comprehensive income of Foam Fabricators.

Foam Fabricators
Accumulated other comprehensive income	$(1,617)

(d)    Represents the elimination of historical stockholders' equity of Foam Fabricators. The elimination of historical additional-paid-in-capital and common stock held in treasury has been combined with accumulated deficit in the accompanying condensed combined pro forma balance sheet as of December 31, 2017 to conform with the presentation of the Company's stockholders' equity.

Foam Fabricators
Common stock	$(1)
Additional-paid-in-capital	(677)
Retained earnings	(60,095)
Common stock held in treasury	20,500
Total Stockholders' equity	$(40,273)

Statement of Operations

The following adjustments correspond to those included in the unaudited condensed combined pro forma statements of operations for all periods presented:

(e) To record the annual management fee payable to Compass Group Management (our Manager) calculated as 2% of the aggregate purchase price of Foam Fabricators.

Foam Fabricators
Capitalized Purchase Price	247,500
2%
Management fee	4,950

(f) To record the reversal of historical interest expense and record the interest expense associated with the $247.5 million of revolver borrowings used to fund the acquisition, offset by lower commitment fees (unused fees) on the revolving credit facility. The annual interest rate assumed was 4.40% for the revolving credit facility based on the average rate at December 31, 2017.

Foam Fabricators
Historical interest expense	$(55)

Revolver borrowings	247,500
4.40%
10,890
Less: Commitment fee	247,500
0.60%
1,485
Revised interest expense	$9,405

Adjusted interest expense	$9,350

(g) Foam Fabricators was an S corporation under Section 1362 of the Internal Revenue Code, and accordingly, taxable income of Foam Fabricators flowed through to its stockholder. Foam Fabricators provided for certain federal, foreign and state income taxes as required by federal and state S corporation tax regulations. Accordingly, Foam Fabricators' tax provision for the year ending December 31, 2017 generally represented income taxes incurred by its Mexican subsidiaries. The Company, through a wholly owned subsidiary, purchased 100% of the outstanding stock of Foam Fabricators in February 2018 in a taxable transaction. The Company and the selling shareholder have agreed to make a joint Section 338(h)(10) election which will treat the acquisition as a deemed asset purchase for United States Federal income tax purposes. Treating the acquisition as an asset acquisition for United States federal income tax purposes allows for a step-up in the tax basis of Foam Fabricator's assets, therefore the Company expects to benefit from the increased depreciation and amortization deductions that will result from any step-up in basis. Any premium paid in excess of Foam Fabricator's tangible property may be allocated to intangible assets (including goodwill), which may be amortized on a straight-line basis over a fifteen year period for federal income tax purposes. The Company therefore does not expect to incur significant federal current income tax expense during the initial years of ownership, and has not added a pro forma adjustment to reflect the change in status from S-Corporation to C-Corporation that occurred at acquisition.